Exhibit 10.1

NON-EXCLUSIVE LICENSE AGREEMENT

       This Non-Exclusive License Agreement (“Agreement”), effective as of May 9, 2006 (the “Effective Date”), is between Advanced Cell Technology, Inc., a Delaware corporation with offices located at 381 Plantation Street, Worcester, Massachusetts 01605 (“ACT” or “Licensor), and Kirin Beer Kabushiki Kaisha, a Japanese corporation with offices located at 10 1, Shinkawa 2 chome, Chuo-ku, Tokyo, Japan 104 8288 (“Kirin”) and any of its subsidiaries, including Aurox, LLC, a Delaware limited liability company (“Aurox”), Hematech, LLC, a Delaware limited liability company (“Hematech”), and Kirin SD, Inc., a Delaware corporation (“Kirin SD”), all with offices located at Hamlet Professional Building, 4001 Valhalla Boulevard, Suite 103, Sioux Falls, SD 57106 (Kirin, Aurox, Hematech, and Kirin SD referred to collectively herein as “Licensee”) (Licensor and Licensee sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

WHEREAS ACT owns and/or has licensed with a sublicenseable interest the Patent Rights (as defined below); and

WHEREAS, certain of the Patent Rights have been the subject of litigation in Massachusetts Superior Court in the case styled as University of Massachusetts v. Robl & Collas, No. 03 0445 BLS2 (Mass. Super. Ct., Suffolk County) (the “Litigation”); and

WHEREAS, pursuant to the terms of the Exclusive License Agreement dated April 1, 2003 between Licensor and the University of Massachusetts (the “UMass License”), Licensor has an exclusive license from the University of Massachusetts to intellectual property that has been the subject of the Litigation; and

WHEREAS, the parties to the Litigation have proposed to settle the Litigation as provided in the Settlement Agreement dated February 3, 2006 between the University of Massachusetts and Drs. James Robl and Philippe Collas (the “Settlement Agreement”); and

WHEREAS, as a result of the settlement of the Litigation, Licensor is the exclusive licensee with a sublicenseable interest in certain of the Patent Rights; and

WHEREAS, Licensee has entered into the Settlement Agreement and, to further the goals thereof, has also entered into an Exclusive License Agreement of even date herewith with Licensor;

WHEREAS, to further accomplish the goals of the Settlement Agreement, Licensee desires to obtain a non-exclusive license from Licensor under the Patent Rights upon the terms and conditions hereinafter set forth below; and

WHEREAS, Licensor has agreed to grant Licensee a license to the Patent Rights in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.                  Definitions.

1.1           “ACT Patent Rights” means the patents and patent applications listed in Exhibit A. The Parties acknowledge and agree that Exhibit A may hereafter be amended from time to time to reflect changes to the identification of the ACT Patent Rights.

1.2    “Affiliate” means any corporation, partnership or other legal entity other than a Party, in whatever country organized, controlling, controlled by or under common control with a Party, but only so long as such control continues to exist. For purposes of this Section 1.2, “control” (a) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise and (b) “control” shall be assumed if a Party owns, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity.

1.3    “Control” or “Controlled” means, with respect to any Patent Rights of Licensor or Confidential Information of the Parties, the possession by Licensor of the ability to grant a license or sublicense of such Patent Rights or the ability of the Parties to disclose such Confidential Information as provided for herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any third party.

1.4    “Improvement Patents” means any patents and patent applications other than the ACT Patent Rights and the Robl Patent Rights that are (a) owned and Controlled solely by ACT or owned by ACT with any Third Party, so long as the Third Party co-ownership agreement does not prohibit ACT from granting such rights as contemplated herein; provided, however, that ACT agrees not to enter into any Third Party co-ownership agreements for the purpose of prohibiting them from granting such rights as contemplated herein, (b) (i) relating to the specification or claims of the Patent Rights, which are (ii) useful, necessary or required to develop or manufacture Licensed Products or to provide Licensed Services within the Non-Exclusive Kirin Field, and (c) the claims of which cover subject matter that could not be practiced without infringing the Patent Rights, together in each case with all related continuation, continuations-in-part, divisional, reissue,  renewal, extension, substitution and reexamination patents and patent applications, and all corresponding foreign or other counterpart patents and patent applications.

1.5    “Licensed Product” means any product, the development, use, manufacture or selling of which would infringe one or more Valid Claims under the Patent Rights, but for the license granted herein.

1.6    “Licensed Service” means any service that cannot be performed without using at least one process that, but for the license granted herein, would infringe one or more Valid Claims under the Patent Rights.

1.7    “Licensee” means Kirin Beer Kabushiki Kaisha, Aurox LLC, Hematech LLC, and Kirin SD and any Affiliate thereof.

1.8    “Non-Exclusive Kirin Field” means research, development, manufacture, and sale of polyclonal antibodies in non-human mammals; provided, however, that the Non-Exclusive Kirin Field shall not include (i) the production of immunoglobulin in the blood of Bos taurus or Bos indicus, or (ii) the production of biopharmaceutical agents in milk, including, but not limited to, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use.

1.9    “Patent Rights” means (a) the ACT Patent Rights and the Robl Patent Rights; (b) any continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, or extensions thereof, and patents issuing therefrom; (c) any Improvement Patents; and (d) all foreign equivalents of subsections (a), (b), and (c).

1.10  “Robl Patent Rights” means the patents and patent applications listed in Exhibit B or their continuation or divisional applications to the extent that such applications claim reprogramming a cell nucleus by exposure to somatic cell Native Cytoplasm; or reprogramming donor cell nuclei by exposure to cytoplasm prior to insertion into a recipient cell, including but not limited to recipient oocytes; where “Native Cytoplasm” means untreated and unaltered cytoplasm and includes cytoplasm that has been removed from its original cell environment, but excludes cytoplasm that has been altered in composition by any means, including immunochemical or chemical means or by physical processes such as fractionation, filtration, or centrifugation. The Parties acknowledge and agree that Exhibit B may hereafter be amended from time to time to reflect changes to the identification of the Robl Patent Rights.

1.11  “Territory” means the world.

1.12  “Third Party” means any person or entity other than Licensor, Licensee, a sublicense of Licensee, or an Affiliate of any of them.

1.13  “Valid Claim” means (a) a claim of any issued and unexpired United States or foreign patent within the Patent Rights which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) to the extent rights are granted by a governmental patent authority thereunder (i.e., to the extent that the owner would be able to enforce a right to a patent royalty thereunder under applicable patent law), a claim of a pending patent application within the Patent Rights.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

ARTICLE 2 — GRANT

2.1    License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates a worldwide, non-exclusive, fully paid-up license to the Patent Rights to the maximum extent permitted by applicable law under its rights in the Patent Rights, to research, develop, make, have made, use, sell, offer for sale, import, export, reproduce, distribute, perform and display, and otherwise dispose of Licensed Products, and to develop and perform Licensed Services, in the Territory in the Non-Exclusive Kirin Field. Licensor acknowledges, understands, and agrees that under the license granted herein to Licensee, Licensee has the right to utilize the Patent Rights in the conduct of research, preclinical studies or other work in the Non-Exclusive Kirin Field or directed to the ultimate development and manufacture of Licensed Products and/or Licensed Services in the Non-Exclusive Kirin Field. Licensee acknowledges, understands, and agrees that Licensee may not sublicense the rights granted herein.

2.2    Improvement Patents. Licensor agrees to use commercially reasonable efforts to provide to Licensee a periodic written report of all Improvement Patents, provided that such reports shall be deemed Confidential Information subject to the provisions of Article 6 of this Agreement, and all such Improvement Patents are and shall be considered included in the Patent Rights and automatically licensed to Licensee pursuant to Article 2 of this Agreement.

ARTICLE 3 — PATENT RIGHTS

3.1    Responsibility for the Patent Rights. Subject to the terms of this Agreement and the Settlement Agreement, Licensor shall be responsible for and shall control the preparation, filing, prosecution and maintenance of the Patent Rights. The costs of filing, prosecution and maintenance (including without limitation the payment of all government fees in any given country required to maintain the Patent Rights) shall be borne by Licensor.

3.2    Enforcement of the Patent Rights. The Parties agree to use their best efforts to notify each other in writing of any actual infringement by a third party of the Patent Rights or of any third-party claim of invalidity or unenforceability of the Patent Rights. Licensor shall have the sole right, at its sole discretion and without obligation, to prosecute and defend such claims under its sole control and at its sole expense. If Licensor does proceed with such prosecution or defense, Licensee shall provide reasonable assistance to Licensor at Licensor’s request, provided Licensor pays Licensee for the reasonable out-of-pockets costs incurred by Licensee in such assistance. Any recovery obtained in an action under this Section 3.2 shall be retained by Licensor.

3.3    Cooperation. Notwithstanding anything to the contrary in Section 3.1 above, Licensor and Licensee agree to reasonably cooperate in connection with the preparation, filing, prosecution, and maintenance of patents and patent applications included in the Patent Rights in accordance with Paragraphs 4 through 8 of the Settlement Agreement, including promptly executing all papers and instruments or requiring employees of Licensee to execute papers and instruments as reasonably appropriate to enable Licensor to file, prosecute, and maintain  such patents and patent applications in any country; and (c) promptly informing Licensor of matters that may affect preparation, filing, prosecution, or maintenance of such patent applications (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application). Additionally, in the event Licensor exercises its rights hereunder to proceed with any prosecution of infringement or defense of the Patent Rights, Licensor shall notify and consult with Licensee prior to entering into any settlement, consent judgment, or other voluntary disposition of any such action that admits the invalidity or unenforceability of any Patent Rights or that would adversely affect the rights of Licensee and will reasonably consider Licensee’s comments and suggestions, provided that such comments and suggestions are conveyed to Licensor in a timely manner and do not unreasonably affect or delay Licensor’s ability to conclude such settlement, consent judgment, or other voluntary disposition.

ARTICLE 4 — INDEMNIFICATION; LIMITATION OF LIABILITY

4.1    Indemnification by Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates, sublicensees, successors, assigns, trustees, agents, directors, officers, shareholders, partners and employees (each, an “Indemnified Party”), at Licensor’s cost and expense, from and against any and all losses, costs, liabilities, licensing fees, damages, fees and expenses, including reasonable attorneys’ fees and expenses (“Losses”) incurred or imposed upon any of the indemnified Parties in connection with any claims (including third Party claims), suits, actions, demands or judgments (“Claims”):

(a)  arising out of any breach by Licensor of any obligation, representation or warranty of Licensor hereunder; or

(b)  arising out of the gross negligence or willful misconduct of Licensor.

Licensor’s indemnification under this Section 4.1 shall not apply to any loss, cost, liability, fee, damage, or expense to the extent it is attributable to the gross negligence or intentional misconduct of Licensee or its directors, officers, employees, Affiliates, or sublicensees.

4.2    Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates, successors, assigns, trustees, agents, directors, officers, shareholders, partners and employees, at Licensee’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified Parties in connection with any claims (including third Party claims), suits, actions, demands or judgments:

(a)  arising out of any breach by Licensee of any obligation, representation or warranty of Licensee hereunder,

(b)  arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from, or otherwise attributable to, the making, using, development and/or sale by Licensee of any Licensed Products or Licensed Services under this Agreement; or

(c)  arising out of the gross negligence or willful misconduct of Licensee.

Licensee’s indemnification under this Section 4.2 shall not apply to any loss, cost, liability, fee, damage, or expense to the extent it is attributable to the gross negligence or intentional misconduct of Licensor or its directors, officers, employees, Affiliates, or sublicensees.

4.3    Indemnification Claims. Each Party shall give the other Party prompt notice of any claim for which indemnification under this Section 4 is or may be applicable and will cooperate with the indemnifying Party in the defense or settlement of such claim at the indemnifying Party’s expense. The indemnifying Party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to control settlement discussions) with counsel reasonably satisfactory to the other Party, which other Party may, at its own expense, participate in the defense of any claim after the indemnifying Party assumes control of the defense thereof. No claim that is subject to indemnification under this Article 6 shall be settled or otherwise compromised other than by the Party defending such claim, and then only with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; it shall not be unreasonable to withhold consent if the settlement or compromise either (a) imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party, or (b) materially adversely affects the indemnified Party or its rights hereunder. The failure of the indemnified Party to deliver notice to the indemnifying Party promptly after the commencement of any such action shall not release the indemnifying Party from any liability to the indemnified Party under this Section 4 other than any liabilities directly attributable to such failure.

4.4    LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY ARISING AS A RESULT OF A THIRD PARTY CLAIM REFERRED TO IN AND COVERED BY SECTIONS 4.1 OR 4.2 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY (OR ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

ARTICLE 5 — TERM AND TERMINATION

5.1    Term. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all Valid Claims of all issued patents within the Patent rights or (ii) for a period of ten (10) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

5.2    Termination for Cause. In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach, unless the Party alleged to be in breach delivers a Resolution Notice (pursuant to Section 9.3; provided that the Negotiation Period shall be reduced to ten (10) business days) to the non-breaching Party within five (5) days of such second notice (in which event, such termination shall not be effective unless and until there has been a final mutually agreed resolution by the Parties to terminate or a final decision of the arbitrator that the allegedly breaching Party has materially breached a material provision hereof and that the Agreement should be terminated as a result thereof).

5.3    Automatic Termination. Notwithstanding Section 5.2, breach of any of the representations or warranties set forth in Article 8 by either Party shall constitute grounds for automatic and immediate termination at the election of the non-breaching Party.

5.4    Existing Stock.  Upon expiration, Licensee and its Affiliates and sublicensees shall retain limited rights to sell any Licensed Products existing and to perform Licensed Services related to such existing Licensed Products, subject to the terms of this Agreement provided that upon termination due to breach by Licensee under Section 5.2 or 5.3, no such rights shall be retained.

5.5    Survival. Upon any termination or expiration of this Agreement:  nothing herein shall be construed to release either Party from any obligation incurred prior to the effective date of such termination (except as set forth below) of Articles/Sections 1, 4, 5.4, 5.5, 6, 8 and 9, and (only with respect to any action already commenced as of the date of termination notice) the provisions allocating recoveries in 3.2, shall survive and continue in full force and effect; any sublicensee shall have the option to retain its license rights in accordance with the terms of its sublicense granted by Licensee prior to the effective termination date of this Agreement provided that Licensor shall have no obligations under such sublicense that are greater than as agreed to in this Agreement. Upon any termination or expiration of this Agreement, each Party shall promptly return to the other Party, or destroy, all written Confidential Information of the other Party, and all copies, notes or extracts thereof (except to the extent reasonably necessary to exercise the license in the following sentence, if applicable).

ARTICLE 6 — CONFIDENTIALITY AND NON-DISCLOSURE

6.1    Confidential Information; Non-Disclosure. “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) pursuant to this Agreement which, if disclosed in written form, is marked “Confidential” or “Proprietary” or by a similar legend or which, if disclosed orally or visually, is identified as confidential information at the time of disclosure and confirmed by written outline mailed to the other Party within thirty (30) days of the original disclosure. Licensee’s Confidential Information specifically includes the terms of this Agreement and any sublicense agreements and all information, data, reports and statements relating to Licensed Products and Licensed Services. Except to the extent authorized by this

Agreement or by other prior written consent by the Disclosing Party, each Party shall during the term of this Agreement and for five (5) years after its termination: (i) not use Confidential Information of the Disclosing Party except for the purposes of fulfilling its obligations or exercising or enforcing its rights under this Agreement, or as otherwise authorized herein or in writing by the Disclosing Party, (ii) disclose the Confidential Information of the Disclosing Party only to those of its employees, directors, and consultants who have need to know or use such Confidential Information for the foregoing purposes or as authorized by the Disclosing Party, provided that the Receiving Party will ensure such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 6.1. In addition, the Parties may disclose the Confidential Information of the other Party to its Affiliates (and their employees, directors and consultants) or permitted sublicensees or distributors for the foregoing purposes or as authorized by the other Party, provided such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 6.1. Each of the Parties shall protect the Confidential Information of the Disclosing Party using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care. Except as expressly provided in this Agreement, no ownership right is granted in any Confidential Information.

6.2    Exclusions. Notwithstanding Section 6.1, Confidential Information excludes information that: (i) was publicly known or available at the time it was disclosed or becomes publicly known or available through no fault, action, or inaction of the Receiving Party; (ii) was known to the Receiving Party at the time of disclosure and can be so proven by written documentation; (iii) is disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Receiving Party without any use of the Confidential Information and can be so proven by written documentation; or (v) is provided to the recipient by an independent third Party having no fiduciary relationship with the Disclosing Party and having no obligation to keep the information secret and can be so proven by written documentation.

6.3    Permitted Disclosures. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent and to the persons and entities required to comply with an applicable governmental law, rule or regulation or court or administrative order; provided, however, that the Party required to disclose Confidential Information shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (ii) as necessary to file or prosecute patent applications, enforce patents, prosecute or defend litigation, or otherwise establish or enforce rights or obligations under this Agreement, but only to the extent that any such disclosure is reasonably necessary and provided that the disclosing Party shall first have given prompt notice to the other Party hereto.

6.4    Financial Disclosure. The Parties agree not to disclose the economic terms of this Agreement to any third Party other than their Affiliates without the prior written consent of the other Party hereto except (a) as required by applicable securities laws or the requirements of any applicable stock exchange, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law); (b) in confidence, to legal counsel; (c) in confidence, to accountants, banks, and financing sources and their advisors; and (d) to the extent necessary to enforce this Agreement or any rights or obligations hereunder.

6.5    Injunctive Relief. Licensor and Licensee acknowledge and agree that any breach of the confidentiality obligations imposed by this Article 6 may constitute immediate and irreparable harm to the Party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and may warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.

6.6    Survival. The obligations of Licensor and Licensee under this Article 6 shall survive for five (5) years after the expiration or termination of this Agreement.

ARTICLE 7 - NOTICES AND OTHER COMMUNICATIONS

Any notice or other communication required to be given to any party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered by hand, recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, or five (5) days after mailing by registered or certified mail, postage prepaid, return receipt requested, to the respective addresses given below, or to another address as it shall designate by written notice given to the other party in the manner provided in this Section.

In the case of Kirin:	Hamlet Professional Building
4001 Valhalla Boulevard
Suite 103
Sioux Falls, SD 57106
Attn: Dr. James M. Robl

In the case of Advanced Cell Technology, Inc.:	1201 Harbor Bay Parkway
Suite 120
Alameda, California 94502
Attn: Jon Atzen, Esq.

With a copy to:	Pierce Atwood LLP
One Monument Square
Portland, ME 04101
Attn: Will Worden, Esq.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.1           Representations and Warranties by Licensor. Licensor represents and warrants that:

(a)           Licensor has the full legal right and power to grant to Licensee the licenses granted herein;

(b)           the execution, delivery and performance of this Agreement by Licensor, including the grant of rights and licenses herein, do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or any term, condition or provision of any contract, agreement, or other undertaking applicable to Licensor or the Patent Rights; and

(c)           Licensor has obtained all necessary consents to grant to Licensee the rights and licenses granted herein.

8.2           Representations and Warranties by Licensee. Licensee represents and warrants that:

(a)         the execution, delivery and performance of this Agreement by Licensee (i) are within its corporate powers, and (ii) have been duly authorized by all necessary corporate action on Licensee’s part;

(b)         the execution, delivery and performance of this Agreement by Licensee do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any judgment, decree or order, or any term, condition or provision of any contract, agreement or other undertaking applicable to Licensee; and

(c)           it shall not challenge the terms and conditions of the Settlement Agreement.

8.3           Disclaimer. EXCEPT AS OTHERWISE SET FORTH IN SECTION 8 OF THIS AGREEMENT, NEITHER LICENSOR NOR LICENSEE, NOR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE PATENT RIGHTS CLAIMS, ISSUED OR PENDING. SPECIFICALLY, LICENSOR MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, (II) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT OR LICENSED SERVICE WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, OR (III) THAT ANY THIRD PARTY IS NOT CURRENTLY INFRINGING OR WILL NOT INFRINGE THE PATENT RIGHTS.

ARTICLE 9 - MISCELLANEOUS PROVISIONS

9.1           Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld, delayed or conditioned. Any unauthorized assignment is null and void.

9.2           Choice of Law; Submission to Jurisdiction. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to principles of conflicts of law thereof.

9.3    Dispute Resolution. In the event that at any time hereafter there arises any disagreement, controversy, or dispute (“Dispute”) between the Parties hereto with respect to the enforcement, violation, or interpretation of this Agreement, or of the respective rights and liabilities of the Parties hereto, then, upon written demand of any Party hereto, said demand setting forth each matter or matters upon which the Parties do not agree or upon which there is a Dispute, after thirty (30) days written notice, such Dispute shall be settled pursuant to the following procedure:

(a)    Informal Resolution. Prior to engaging in any formal dispute resolution with respect to any Dispute, Licensor’s and Licensee’s Chief Executive Officer shall, if either Party provides written notice to the other Party requesting resolution of such Dispute (“Resolution Notice”), attempt to resolve such Dispute through good faith negotiations at a location mutually agreed upon by the Parties. If any Dispute cannot be settled by agreement of the Parties pursuant to the preceding sentence within thirty (30) days of receipt of the Resolution Notice (“Negotiation Period”), then either Party may, by written notice to the other requesting resolution by alternative means, invoke the dispute resolution provisions of Section 9.3(b) and (c).

(b)    Mediation. In the event that any Dispute cannot be resolved pursuant to the informal procedure set forth in 9.3(a), such Dispute shall be submitted to mediation within thirty (30) days of the expiration of the Negotiation Period. The mediation shall be conducted by one mediator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such mediation to take place in Boston, Massachusetts.

(c)    Arbitration. In the event that the Parties are unable to resolve any Dispute pursuant to the mediation procedure set forth in 9.3(b), the Parties agree to submit the Dispute to binding arbitration before one arbitrator selected as follows:  The parties shall use their best efforts to mutually agree upon one (1) arbitrator; provided, however, that if the parties have not done so within ten (10) days after initiation of arbitration hereunder, or such longer period of time as the parties have agreed to in writing, then there shall be three (3) arbitrators, including one nominee of Licensor, one nominee of Licensee, and a third person selected by said nominees. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, shall take place in Boston, Massachusetts, and shall be commenced within seven (7) days following the receipt by one Party of the other Party’s Arbitration Notice. Each Party agrees that the final determination/decision of the arbitrator presiding over the proceeding shall be binding. Notwithstanding the foregoing or anything in this Section 9.3, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, including such relief for compelling the commencement of the dispute resolution provisions in accordance with Section 9.3, without breach of this arbitration provision. The prevailing Party in any Dispute related hereto, whether in a court of law or in arbitration, shall have its reasonable costs and expenses related to such Dispute, including attorney’s fees, reimbursed by the non-prevailing Party; provided, however, that if the arbitrator rules in favor of one Party on some issues and the other Party on other issues, the arbitrator shall allocate such costs and expenses between the Parties in a manner that bears a reasonable relationship to the outcome of the arbitration. The rulings of the arbitrator and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, except as permitted by law, and may be entered as a final judgment in any court having jurisdiction.

(d)    Choice of Arbitrators and Governing Rules. Notwithstanding the foregoing, any Dispute involving the construction, scope, or validity of any claim of any patent licensed to either Party hereunder, or the enforceability of any patent licensed to either Party hereunder shall be arbitrated in accordance with the Patent Arbitration Rules of the American Arbitration Association. In either case, the arbitrators shall each be attorneys with expertise in intellectual property law and practice.

9.4    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

9.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.6    Entire Agreement. The Parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof and supercedes all prior agreements or understandings between the Parties relating to its subject matter.

9.7    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the court shall be authorized to modify the invalid provision to the extent and in the manner necessary to render it enforceable.

9.8    Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

9.9    Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

9.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

9.11  Effect of Bankruptcy Filing. The Parties agree and acknowledge that this Agreement is a contract under which Licensor is a licensor to Licensee of rights with respect to intellectual property (including without limitation, “intellectual property” within the meaning of Section 101 of the Bankruptcy Code of the United States (“Bankruptcy Code”)). All rights, licenses, immunities and other rights granted under or pursuant to or otherwise described in this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” within the meaning of Section 101 of the Bankruptcy Code. The Parties agree that Licensee and its sublicensees, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor including under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including without limitation copies of invention disclosures and filings and communications relating to the Patent Rights, and the same, if not already in Licensee’s possession, shall be promptly delivered to Licensee upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement the day and year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.		KIRIN BEER KABUSHIKI KAISHA

By:	/s/ WILLIAM M. CALDWELL, IV	By:	/s/ TOSHIFUMI MICAYAMA
Name: William M. Caldwell, IV		Name: Toshifumi Micayama
Title: Chief Executive Officer		Title: President

AUROX, LLC		HEMATECH, LLC

By:	/s/ JAMES M. ROBL	By:	/s/ JAMES M. ROBL
Name:James M. Robl		Name: James M. Robl
Title: President		Title: President

KIRIN SD, INC.

By:	/s/ TOSHIFUMI MILCAYAMA
Name: Toshifumi Milcayama
Title: President

EXHIBIT A

List of ACT Patent Rights

Application/Patent Number	Filing Date	Title
PCT/US97/04736	March 24, 1997	Cultured Inner Cell Mass Lines Derived from Ungulates Embryos
US 08/626,054 US Pat. 5,905,042	April 1, 1996	Cultured Inner Cell Mass Lines Derived from Ungulate Embryos
US 08/766,939 US Pat. 5,994,619	December 16, 1996	Production of Transgenic and Chimeric Ungulates Using Embryonic Stem cells

PCT/US97/12919	July 28, 1997	Embryonic or Stem-like Cell Lines Produced by Cross Species Nuclear Transplantation
US 09/260,468	March 2, 1999	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation and Method for Enhancing
US 09/395,368	September 14, 1999	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation and Method for Enhancing

PCT/US97/22308	December 16, 1997	Production of Transgenic and Chimeric Ungulates Using Embryonic Stem Cells

PCT/US98/00002	January 5, 1998	Nuclear Transfer with Differentiated Fetal and Adult Donor Cells
US 08/781,752 US Pat. 5,945,577	January 10, 1997	Cloning Using Donor Nuclei from differentiated Fetal and Adult Cells
US 08/888,057 US Pat. 6,235,969	July 3, 1997	Cloning Pigs Using Donor Nuclei from Non-Quiescent Differentiated Cells
US 08/888,283	July 3, 1997	Cloning Using Donor Nuclei from Non-Serum Starved, Differentiated Cells
US 08/935,052 US Pat. 6,235,970	September 22, 1997	Cloning Using Donor Nuclei from Differentiated Fetal and Donor Cells
US 09/004,606 US Pat. 6,215,041	January 8, 1998	Cloning Using Donor Nuclei From A Non-Quiescent Somatic Cells
US 09/066,652	April 27, 1998	Cloned Ungulate Embryonic and Animals, Use of Cells, Tissues and Organs Thereof For Transplantation Therapies Including Parkinson’s Disease
US 09/394,902	September 13, 1999	Cloning Pigs Using Donor Nuclei from Differentiated Cells
US 09/534,500	March 24, 2000	Cloning Ungulate Embryos and Animals, Use of Cells, Tissues and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease

US 09/845,352	May 1, 2001	Cloning Ungulate Embryos and Animals, Use of Cells, Tissues and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease
US 10/260,020	March 21, 2003	Cloning Ungulate Embryos and Animals, Use of Cells, Tissues and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease
US 10/809,556	March 25, 2004	Cloning Ungulate Embryos and Animals, Use of Cells, Tissues and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease
US 10/817,573	April 2, 2004	Cloning Pigs Using Donor Nuclei from Differentiated Cells
US 10/818,486	April 5, 2004	Cloning Ungulate Embryos and Animals, Use of Cells, Tissues and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease
US 10/932,921	September 2, 2004	Cloning Using Donor Nuclei from Fetal and Adult Cells

PCT/US98/12800	June 24, 1998	Cloning Using Donor Nuclei From Non-Serum Starved, Differentiated Cells

PCT/US98/12806	July 1, 1998	Cloning Pigs Using Donor Nuclei From Differentiated Cells

PCT/US99/00045	January 8, 1999	Cloning Using Donor Nuclei from Differentiated Fetal and Adult Cells

PCT/US99/04608	March 2, 1999	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation

PCT/US00/05434	March 2, 2000	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation

PCT/US00/24958	September 13, 2000	Cloning Pigs Using Donor Cells or Nuclei from Differentiated Cells and Production of Pluriopotent Porcine

PCT/US00/25090	September 14, 2000	Embryonic or Stem-Like Cell lines Produced by Cross Species Nuclear Transplantation and Methods for Enhancing Embryonic Development by Genetic Alteration of Donor Cells or by Tissue Culture Conditions

PCT/US00/28287	October 13, 2000	Preparation and Selection of Donor Cells for Nuclear Transfer

PCT/US00/29551	October 27, 2000	Gynogenetic or Androgenetic Production of Pluripotent Cells and Cell Lines, and Use Thereof to Produce Differentiated Cells and Tissues

PCT/US00/30202	November 2, 2000	Use of Haploid Genomes for Genetic Diagnosis, Modification and Multiplication

PCT/US01/05932	February 26, 2001	Production of Mammals Which Produce Progeny of a Single Sex
US 11/024,010		Production of Chimeric Bovine or Porcine Animals Using Cultured Inner Cell Mass
US 11/174,825	July 5, 2005	Preparation and Selection of Donor Cells for Nuclear Transplantation
US 10/981,137	November 4, 2004	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
US 10/922,374	August 25, 2004	Embryonic or Stem-Lice Cell Lines Produced by Cross Species Nuclear Transplantation
US 10/344,724	February 14, 2003	Use of Haploid Genomes for Genetic Diagnosis, Modification and Multiplication
US 10/260,020	March 21, 2003	Cloned Ungulate Embryos and Animals, Use of Cells, Tissues, and Organs Thereof for Transplantation Therapies Including Parkinson’s Disease
US 10/376,735	February 25, 2003	Production of Mammals Which Produce Progeny of a Single Sex
US 10/374,512	February 27, 2003	Gynogenetic and Androgenetic Production of Pluripotent Cells and Cell Lines, and Use Thereof to Produce Differentiated Cells and Tissue
US 09/995,659	November 29, 2001	Gynogenetic and Androgenetic Production of Pluripotent Cells and Cell Lines, and Use Thereof to Produce Differentiated Cells and Tissue
US 09/874,040	June 6, 2001	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
US 09/845,353	May 1, 2001	Cloning Pigs Using Donor Nuclei
US 09/809,018	March 16, 2001	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
US 10/484,398	January 25, 2002	Methods and Compositions for Cell Therapy
US 10/515,705	May 23, 2003	Generation of Histocompatible Tissues Using Nuclear Transplantation
US 11/025,893	December 29, 2004	Method of Differentiation of Morula or Inner Cell Mass Cells and Method of Making Lineage-Defective Embryonic Stem Cells
US 10/948,841	September 23, 2004	Method for Facilitating the Production of Differentiated Cell Types and Tissues From Embryonic and Adult Pluripotent and Multipotent Cells
US 10/831,599	April 23, 2004	Cytoplasmic Transfer to De-Differentiate Recipient Cells

US 10/398,614	August 8, 2003	Method for Generating Cloned Animals Using Chromosome Shuffling
US 10/329,979	December 27, 2002	Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation
US 10/342,336	January 15, 2003	Cloning B and T Lymphocytes
US 10/103,806	March 25, 2002	Method for Generating Cloned Animals Using Chromosome Shuffling
US 09/736,268	December 15, 2000	Cytoplasmic Transfer to De-Differentiate Recipient Cells
US 09/655,815	September 6, 2000	Method for Generating Immune-Compatible Cells and Tissues Using Nuclear Transfer
US 10/971,541	October 22, 2004	Prion-Free Transgenic Ungulates
US 09/816,546	March 26, 2001	Prion-Free Transgenic Ungulates

EXHIBIT B

List of Robl Patent Rights

Inventors	Names	App. Ser. No.
Philippe Collas James M. Robl Eddie Sullivan P. Kasinathan	Methods for Cloning Mammals Using Reprogrammed Donor Chromatin or Donor Cells	US 10/032,191
Same	Same	PCT/US01/50406 WO02/51997
Same	Same	Canada	2427322
Same	Same	Mexico	2003/005624
Same	Same	Europe	01992386.7
Same	Same	China	01820967.X
Same	Same	Hong Kong	04109008.7
Same	Same	Japan	2002-553478
Same	Same	Korea	2003-7008319
Same	Same	Australia	2002232858
Same	Same	New Zealand	525607
Philippe Collas James Robl	Methods for Altering Cell Fate	US 10/910,156
Same	Same	PCT/US01/47882 WO 02/057415
Same	Same	Canada	2429954
Same	Same	Europe	01993249.0
Same	Same	Japan	2002-558469
Same	Same	Australia	2002245101